SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Washington Real Estate Investment Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 Executive Boulevard, Suite 800

Rockville, Maryland 20852

Telephone 301-984-9400

Facsimile 301-984-9610

Website www.writ.com

April 7, 2009

Dear Shareholder,

You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Monday, May 18, 2009. The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted upon are enclosed.

Three trustees are nominated for election at the meeting, and the Board of Trustees recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending the ratification of the appointment of Ernst & Young LLP as Washington Real Estate Investment Trust’s independent registered public accounting firm for 2009.

Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement, then complete, sign and return your Proxy Card in the enclosed envelope. You may also vote via telephone or the Internet. Just follow the instructions on the enclosed card.

Best Regards,

/s/ Edmund B. Cronin, Jr.
Edmund B. Cronin, Jr.
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 18, 2009

This Proxy Statement and our 2008 Annual Report to Shareholders

are available at http://www.writ.com/proxy.

WASHINGTON REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 7, 2009

Dear Shareholder,

The Annual Meeting of the Shareholders (the “Annual Meeting”) of Washington Real Estate Investment Trust (“WRIT”) will be held at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland (Northwest corner of Rockville Pike and Marinelli Rd., across the street from the White Flint Metro Stop) on Monday, May 18, 2009 at 11:00 a.m., for the following purposes:

1.	To elect three trustees;

2.	To ratify the appointment of Ernst & Young LLP as WRIT’s independent registered public accounting firm for 2009; and

3.	To transact such other business as may properly come before the meeting.

The trustees have fixed the close of business on March 16, 2009 as the record date for shares entitled to notice of and to vote at the Annual Meeting.

The Annual Report of WRIT, Proxy Statement and a Proxy Card are enclosed with this Notice.

You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card in the enclosed business reply envelope. Alternatively, you may vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the enclosed Proxy Card.

Sincerely,

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 Executive Boulevard, Suite 800

Rockville, Maryland 20852

PROXY STATEMENT

This Proxy Statement is furnished by WRIT’s Board of Trustees (the “Board”) in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 18, 2009 and at any and all adjournments thereof. Mailing of this Proxy Statement, the form of Proxy and our Annual Report will commence on or about April 7, 2009 to shareholders of record as of March 16, 2009. All proxies will be voted in accordance with the instructions contained therein, and if no instructions are specified, the proxies will be voted in accordance with the recommendations of the Board. Therefore, if no instructions are specified, the proxies will be voted FOR the election of the trustee nominees listed and the ratification of the appointment of Ernst & Young LLP as WRIT’s independent registered public accounting firm for 2009. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast. A Proxy on the enclosed form may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary, a duly executed Proxy bearing a later date or by attending the Annual Meeting and orally withdrawing the Proxy.

Our voting securities consist of shares of beneficial interest, $0.01 par value (“Shares”), of which 53,000,386 Shares were issued and outstanding at the close of business on March 16, 2009. WRIT has no other class of voting security. Each Share outstanding on March 16, 2009 will be entitled to one vote. Shareholders do not have cumulative voting rights.

BOARD OF TRUSTEES AND MANAGEMENT

General

The Board consists of nine trustees divided into three classes of three trustees each. The terms of the trustees continue until the Annual Meetings to be held in 2009, 2010 and 2011, respectively, and until their respective successors are elected. At each Annual Meeting, trustees are elected, subject to the limitations described below, for a term of three years to succeed those trustees whose terms expire at such Annual Meeting. WRIT’s Bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday.

The Board held 15 meetings in 2008. During 2008, each incumbent trustee attended at least 75% of the total number of Board and committee meetings he or she was eligible to attend. WRIT’s non-management trustees meet at regularly scheduled executive sessions without management that are presided over by Mr. McDaniel, the Chairman of the Corporate Governance/Nominating Committee.

The Board has determined that all trustees, with the exceptions of Mr. Cronin and Mr. McKenzie, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. In making this determination with respect to Ms. White, the Board noted that she is a partner of one of our outside real estate counsel. However, the Board concluded that because WRIT’s payments to such counsel are not material to the firm or WRIT, the relationship does not constitute a material relationship with WRIT.

The Board provides a process for shareholders and other interested parties to send communications to the entire Board, or any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.

All members of the Board attended the Annual Meeting in 2008 with the exception of Mr. Cronin. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.

The Corporate Governance/Nominating Committee held two meetings in 2008. The Corporate Governance/Nominating Committee members are Chairman McDaniel, Messrs. Derrick and Nason, and Ms. White. Messrs. McDaniel, Derrick and Nason, and Ms. White, are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Corporate Governance/Nominating Committee performs the duties described in the Corporate Governance/Nominating Committee Charter, adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com and upon written request. Among other things, the Corporate Governance/Nominating Committee develops and recommends corporate governance principles, and recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter. The Corporate Governance/Nominating Committee will consider nominees to the Board submitted by shareholders in writing addressed to the attention of the Corporate Governance/Nominating Committee at the executive offices of WRIT in Rockville, Maryland. The Corporate Governance/Nominating Committee’s minimum qualifications and specific qualities and skills required for trustees are set forth in the Corporate Governance/Nominating Committee Charter. In addition to considering candidates suggested by shareholders, the Corporate Governance/Nominating Committee considers potential candidates recommended by current trustees, WRIT officers, employees and others. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Corporate Governance/Nominating Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Corporate Governance/Nominating Committee determines whether the candidate meets WRIT’s minimum qualifications and specific qualities and skills for trustees and whether requesting additional information or an interview is appropriate.

The Compensation Committee met six times in 2008. Compensation Committee members are Chairman Derrick, Messrs. Civera, Golden and Russell and Ms. White. Messrs. Derrick, Civera, Golden and Russell, and Ms. White, are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Compensation Committee is responsible for making recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com and upon written request.

The Audit Committee met nine times in 2008. The Audit Committee members are Chairman Nason and Messrs. Civera, Golden, McDaniel and Russell. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that Mr. Civera qualifies as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee assists the Board in discharging its responsibility of oversight, but the existence of the Audit Committee does not alter the responsibilities of WRIT’s management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee’s duties and responsibilities see the “Audit Committee Report” on page  23 of this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com and upon written request.

Trustee Compensation

For 2008, our seven non-employee trustees received an annual retainer of $35,000 plus $1,500 per committee meeting. In addition, on December 12, 2008 each of the non-employee trustees received an annual $55,000 Share grant (prorated, in the case of Mr. Golden and Ms. White, for their partial year service on the Board commencing in May 2008), with the number of Shares determined by the closing price of the Shares on the date of grant. These Shares vested immediately but are restricted in transfer so long as the trustee serves on the Board. Committee Chairs received additional retainers as follows: Audit Committee, $10,000; Corporate Governance/Nominating Committee, $6,000; and Compensation Committee, $6,000. Audit Committee members were also paid an additional retainer of $3,750. Following his retirement as Chief Executive Officer in May 2007, Mr. Cronin receives a monthly retainer of $12,500 for service as Chairman of the Board.

WRIT has approved a non-qualified deferred compensation plan for non-employee trustees. The plan allows any non-employee trustee to defer a percentage of his or her cash compensation. Compensation deferred will be credited with interest at our cost of funds, which is determined by the Board on an annual basis. Upon the expiration of a trustee’s term, the compensation plus interest can be paid in either a lump sum or in installments at the discretion of the trustee. Upon death, the trustee’s beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of WRIT.

Trustee Compensation Table

The following table summarizes the compensation paid by WRIT to non-employee trustees for the fiscal year ended December 31, 2008.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)
Edmund B. Cronin (3)	150,000	300,000	27,279	477,279

Edward S. Civera	67,250	54,992	—	122,242

John M. Derrick, Jr.	63,667	54,992	—	118,659

Terrence C. Golden	33,104	32,094	—	65,198

John P. McDaniel	65,748	54,992	5,872	126,612

Charles T. Nason	71,896	54,992	4,951	131,839

Thomas Edgie Russell, III	58,250	54,992	—	113,242

Wendelin A. White	29,417	32,094	—	61,511

(1)

Aggregate options held by each non-employee trustee at December 31, 2008 are as follows: Mr. Cronin, 114,236; Mr. Civera, 0; Mr. Derrick, 0; Mr. Golden, 0; Mr. McDaniel, 8,000; Mr. Nason, 2,000; Mr. Russell, 0; and Ms. White, 0. Aggregate Share awards to each non-employee trustee as of December 31, 2008 are as follows: Mr. Cronin, 24,344; Mr. Civera, 4,300; Mr. Derrick, 8,456; Mr. Golden, 1,232; Mr. McDaniel, 8,456; Mr. Nason, 7,656; Mr. Russell, 4,300; and Ms. White, 1,232. All Share awards are fully vested, except for Mr. Cronin. Mr. Cronin’s Shares vest ratably over 3 years on 6/1/08, 6/1/09 and 6/1/10 and were received in 2007 in connection with his continued services as WRIT’s non-executive chairman following his retirement in May 2007. See “Ownership of Shares by Trustees and Executive Officers” on page 7.

(2)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.

(3)

WRIT established a supplemental executive retirement plan (“SERP”) effective July 1, 2002 for the benefit of the Chairman, who at that time was also our Chief Executive Officer. Under this plan, upon his termination of employment from WRIT for any reason other than death or discharge for cause he was entitled to receive an annual benefit equal to his accrued benefit times his vested interest. We account for this plan in accordance with SFAS No. 87, Employers’ Accounting for Pensions, whereby we accrue benefit cost in an amount that resulted in an accrued balance at the end of his employment in 2007 which was not less than the present value of the estimated benefit payments to be made. At December 31, 2008, the accrued benefit liability was $1.9 million. For the three years ended December 31, 2008, 2007 and 2006, we recognized current service cost of $132,000, $253,000 and $467,000, respectively. On December 31, 2006, WRIT adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required companies to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of their pension plan, if any, in their December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Because the SERP is unfunded, the adoption of SFAS No. 158 did not have an effect on WRIT’s consolidated financial condition at December 31, 2006, or for any prior period presented, and it will not affect WRIT’s operating results in future periods. WRIT currently has an investment in corporate owned life insurance intended to meet the SERP benefit liability since his retirement. Benefit payments began in 2008.

WRIT allowed officers to voluntarily defer salary and short-term incentive awards as part of a nonqualified deferred compensation plan which has been effective since January 1, 2000. The Chairman was the only participant of this plan. In this plan, deferred salary and short-term incentive awards were credited with earnings of 7.5%. This plan also had a retirement account feature which accrued an additional 2.5% in earnings based on the salary and short-term incentive deferrals, payable upon retirement (defined as age 70), upon total and permanent disability or within a 24 month period following a change in control. As of December 31, 2006, this plan no longer accepted future deferral commitments. During 2008, the Chairman received a lump sum distribution of the present value of his deferred compensation.

Trustee Background

The following table sets forth the names and biographical information concerning each of our trustees.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Edward S. Civera	Chairman, Catalyst Health Solutions, Inc.	2006	58	2011
Edmund B. Cronin, Jr.	Chairman and Retired Chief Executive Officer, WRIT	1994	71	2010
John M. Derrick, Jr.	Retired Chairman, Chief Executive Officer and President, Pepco Holdings, Inc.	1997	69	2009
Terence C. Golden	Chairman, Bailey Capital Corporation	2008	64	2011
John P. McDaniel	Retired Chief Executive Officer, MedStar Health	1998	66	2010
George F. McKenzie	President and Chief Executive Officer, WRIT	2007	53	2010
Charles T. Nason	Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	62	2009
Thomas Edgie Russell, III	Retired President and Director, Partners Realty Trust Inc.	2006	66	2009
Wendelin A. White	Partner, Pillsbury Winthrop Shaw Pittman LLP	2008	56	2011

Mr. Edward S. Civera has served since 2005 as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.). He also serves as a director of MedStar Health, a non-profit healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant.

Mr. Edmund B. Cronin, Jr. is Chairman of the Board and served as Chief Executive Officer of WRIT from 1994 to 2007. Prior to joining WRIT in 1994, Mr. Cronin was President and Chief Executive Officer of H.G. Smithy Company and its subsidiaries from 1976 to 1994, providing a full range of corporate and institutional real estate services. Mr. Cronin is also a director of the Federal City Council, the Economic Club of Washington, the National Maritime Heritage Foundation and a director and Chairman of the Board of Georgetown University Hospital.

Mr. John M. Derrick, Jr. is retired Chairman, Chief Executive Officer and President of Pepco Holdings, Inc. (formerly Potomac Electric Power Company (“PEPCO”). He joined PEPCO, its predecessor, in 1961 and served as President and Chief Executive Officer from 1997 until 1999, as Chairman and Chief Executive Officer from 1999 until July 2003, and as Chairman until May 2004. From 1992 until 1997, he served as President and Chief Operating Officer. Mr. Derrick is a member of the Institute of Electrical and Electronic Engineers, the National Society of Professional Engineers and the Washington Society of Engineers. He is past Chairman of the United States Energy Association and he has served as a director of the United States Chamber of Commerce, a trustee of the Federal City Council and Chairman of the Greater Washington Initiative. He is past Chairman of the Maryland Chamber of Commerce and the Greater Washington Board of Trade.

Mr. Terence C. Golden has been Chairman of Bailey Capital Corporation, a private investment company in Washington, D.C. since 2000. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and director of Host Marriott Corporation. He serves as a director of Host Hotels and Resorts, Pepco Holdings, Stemnion, Inc., the Federal City Council, Kipp Academy, the District of Columbia Police Foundation and The

Morris and Gwendolyn Cafritz Foundation. Mr. Golden also serves as Chairman of the Federal City Council and is active in a number of philanthropic activities. From 1985 to 1988, Mr. Golden served as the head of the General Services Administration, and from 1984 to 1985, served as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden is a member of New Leaders New Schools and a former director of Cousins Properties, Inc. and G2 Satellite Solutions.

Mr. John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Chief Executive Officer of the Hickory Ridge Group, a private healthcare consulting and facilities development organization. Mr. McDaniel also serves on the Board of 1st Mariner Bancorp, Wittenberg University, Consumer Health Services, and the Mary and Daniel Loughran Foundation. Mr. McDaniel is past Chairman and current Board member of the Greater Washington Board of Trade, a member of the Executive Committee of the Federal City Council, a member and past Chairman of the Maryland State Racing Commission, and Vice Chairman of the Greater Baltimore Committee. Mr. McDaniel is a Fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington and the National Association of Corporate Directors, and is a trustee of the National Capitol Area Foundation.

Mr. George F. McKenzie was elected to the Board and appointed President and Chief Executive Officer of WRIT in June 2007. Since joining WRIT in September 1996, Mr. McKenzie has served in executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the mid-Atlantic region. Mr. McKenzie is a member of the Economic Club of Washington.

Mr. Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group, including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD. He served Acacia from 1977 to 2005, including being Chief Executive Officer from 1988 to 2003. The Acacia Group is a Washington D.C. based financial services organization with assets under management in excess of $15 billion. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He currently serves as a director of MedStar Health and was a member of the Economic Club of Washington. He is also Chairman of the Board of Trustees of Washington and Jefferson College. In addition, he is a past director of The American Council of Life Insurance and past Chairman of the Insurance Marketplace Standards Association.

Mr. Thomas Edgie Russell, III served as President and director of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers, from 1990 until his retirement in 2005. Mr. Russell currently serves as a director of Good Samaritan Hospital, a health-care facility operated by MedStar Health, a not-for-profit health care organization serving the Baltimore-Washington, D.C. region, the Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services and The Robert Packard Center for ALS Research at Johns Hopkins, a not-for-profit organization. From 1988 to 1990, Mr. Russell was a director of Florida Rock Industries, a publicly traded construction materials company prior to it being acquired by Vulcan Properties Company in 2007, and the Chief Operating Officer of its wholly owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to it being acquired by Florida Rock.

Ms. Wendelin A. White is a partner at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), where she has practiced law since 1981. Ms. White currently sits on Pillsbury’s Managing Board and is the head of the firm’s D.C. real estate group. In 2007, Ms. White was ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She was named by the Washington Business Journal in 2005 as the top real estate transactional attorney in the region. Ms. White concentrates her practice on acquisitions, dispositions and financings of commercial properties. Ms. White is a member of the Federal City Council and sits on the Board of Directors of the Economic Club of Washington. She is a member and past President of CREW (Commercial Real Estate Women) of Washington, and sits on CREW’s Advisory Board. She is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the District of Columbia Building Industry Association (DCBIA).

Management Background

The following table contains information regarding our executive officers and other officers other than our President and Chief Executive Officer, Mr. McKenzie. These officers are appointed by the Board and serve at the Board’s discretion.

NAME OF EXECUTIVE OFFICER	AGE	POSITION
William T. Camp	46	Executive Vice President and Chief Financial Officer
Laura M. Franklin	48	Executive Vice President Accounting, Administration and Corporate Secretary
Thomas C. Morey	37	Senior Vice President and General Counsel
Michael S. Paukstitus	58	Senior Vice President, Real Estate
Thomas L. Regnell	52	Senior Vice President, Acquisitions

NAME OF OFFICER	AGE	POSITION
James B. Cederdahl	50	Managing Director, Property Management
David A. DiNardo	51	Managing Director, Leasing

Mr. William “Bill” T. Camp joined WRIT in 2008 as Executive Vice President and Chief Financial Officer – Elect and was elected to Executive Vice President and Chief Financial Officer on March 3, 2009. Prior to joining WRIT he was Vice President, Assistant Director of Equities at Wachovia Securities, LLC where he was one of the lead portfolio managers overseeing the investment of approximately $7 billion. Prior to the merger between Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously, Mr. Camp served five years as Vice President, REIT Research Group Leader and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards.

Ms. Laura M. Franklin joined WRIT in August 1993 as Assistant Vice President, Finance. In 1995 she was named Vice President, Chief Accounting Officer and Corporate Secretary to WRIT. Ms. Franklin was named Senior Vice President Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining WRIT she was employed by The Reznick Group, specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities. Ms. Franklin is a Certified Public Accountant.

Mr. Thomas C. Morey joined WRIT in 2008 as Senior Vice President and General Counsel. Prior to joining WRIT, he served as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a partner with Hogan & Hartson LLP specializing in capital markets and corporate transactions for national and regional office, retail, residential, lodging and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas.

Mr. Michael S. Paukstitus joined WRIT in May 2007 as Senior Vice President of Real Estate. Before joining WRIT, Mr. Paukstitus was a principal in J&J Partnership, a real estate investment and development firm, from March 2006 to May 2007. From March 2004 to March 2006, Mr. Paukstitus served as a principal at Coldwell Banker Commercial Capitol Realty Services, a full-service commercial real estate brokerage firm. Mr. Paukstitus operated a real estate consulting firm, from March 2001 to March 2004. Prior to that, he served as Managing Vice President of The Prudential Insurance Company of America’s Washington, D.C. commercial real estate operations, where he worked from 1983 to 2000. Mr. Paukstitus serves on the Board of Directors of the Montgomery County Chamber of Commerce and the Montgomery College Foundation. Mr. Paukstitus started his career in public accounting with Coopers and Lybrand, now PricewaterhouseCoopers, and is a Certified Public Accountant.

Mr. Thomas L. Regnell joined WRIT in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.

Mr. James B. Cederdahl was promoted to Managing Director, Property Management in January 2006. He joined WRIT as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.

Mr. David A. DiNardo joined WRIT in June 2005 as Managing Director, Leasing. From 1998 to 2005, Mr. DiNardo served as a Senior Vice President and member of the Executive Committee of Grubb & Ellis Company in their Office Services Group. From 1993 to 1998, prior to its acquisition by Grubb & Ellis, Mr. DiNardo was a Principal at Smithy Braedon Company, where he represented a large number of tenants and owners. Mr. DiNardo joined Smithy Braedon in November of 1983. Mr. DiNardo is a former member of the Board of Directors of the Greater Washington Commercial Association of Realtors.

There are no family relationships between any trustee and/or executive officer. There are no reportable related party transactions between any trustees or members of management and WRIT. Although WRIT has not entered into a reportable related-party transaction in many years, if a reportable related-party transaction would arise WRIT would require the review and approval of the Audit Committee. The Audit Committee would approve the transaction only if it was in the best interest of WRIT.

Ownership of Shares by Trustees and Executive Officers

The following table sets forth certain information concerning all Shares beneficially owned as of March 16, 2009 by each trustee, by each of the NEOs (as defined in “Executive Compensation” below) and by all trustees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder and/or the holder’s spouse.

NAME	SHARES OWNED (1)(2)	PERCENTAGE OF TOTAL
Edward S. Civera	4,506	0.01%
Edmund B. Cronin, Jr.	269,993	0.51%
John M. Derrick, Jr.	21,962	0.04%
Laura M. Franklin	80,605	0.15%
Terence C. Golden	1,232	0.00%
Sara L. Grootwassink (3)	43,618	0.08%
John P. McDaniel	18,406	0.03%
George F. McKenzie (4)	181,268	0.34%
Charles T. Nason	27,280	0.05%
Michael S. Paukstitus	5,820	0.01%
Thomas L. Regnell	37,930	0.07%
Thomas Edgie Russell, III	5,006	0.01%
Wendelin A. White	1,787	0.00%
All Trustees and Executive Officers as a group (13 persons)	699,413	1.32%

(1)

Includes Shares subject to options exercisable within 60 days, as follows: Mr. Cronin, 114,236; Ms. Franklin, 23,003; Mr. McDaniel, 8,000; Mr. McKenzie, 87,104; Mr. Nason, 2,000; and all trustees and executive officers as a group, 234,343.

(2)

Includes Shares issuable, pursuant to vested restricted share units, upon the person’s volitional departure from WRIT, as follows: Ms. Franklin, 2,429; Mr. McKenzie, 7,030; Mr. Paukstitus, 420; Mr. Regnell, 1,060; and all trustees and executive officers as a group, 10,939.

(3)	As previously reported, Ms. Grootwassink resigned as Executive Vice President and Chief Financial Officer on March 2, 2009.

(4)	16,464 of Mr. McKenzie’s Shares are pledged as security under a loan arrangement.

Ownership of Shares by Certain Beneficial Owners

WRIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than five percent of the outstanding Shares.

NAME	SHARES OWNED		PERCENTAGE OF TOTAL
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,134,865	(1)	7.80%

Invesco Ltd. 1360 Peachtree Street, NE Atlanta, GA 30309	3,961,280	(2)	7.47%

Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105	3,088,067	(3)	5.83%

(1)

Based upon Schedule 13G filed February 13, 2009. These securities are owned by various individual and institutional investors which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)

Based upon Schedule 13G filed February 12, 2009. These securities are owned by various individual and institutional investors which Invesco Ltd. serves as investment adviser with power to direct investments and/or power to vote the securities.

(3)	Based upon Schedule 13G filed February 13, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objectives of WRIT’s compensation programs are to allow WRIT to attract and retain talented officers and executives, to provide added incentives to achieve various objective performance targets and to link compensation to shareholder results by rewarding competitive and superior performance.

For its named executive officers (“NEOs”), which include the Chief Executive Officer and the other individuals named in the Summary Compensation Table that follows this Compensation Discussion and Analysis, WRIT’s compensation program is designed to closely align compensation with WRIT’s performance on both a short-term and long-term basis. The compensation program for NEOs is designed to reward the achievement of specific annual, long-term and strategic goals by providing the majority of compensation in the form of variable pay that is based on internal financial objectives. WRIT believes this motivates performance consistent with short and long-term business objectives and creates management alignment in the profitability and success of the organization for the short and long term.

Comparison in Setting Compensation

WRIT compares the compensation of NEOs against other companies in its industry, but due to the diversification and geographic focus there is not a true peer group. In this process, the Compensation Committee reviewed the following elements of compensation: base salary, annual incentive awards and long-term incentive awards.

The Compensation Committee’s compensation comparison was based on survey data compiled by the Hay Group (“Compensation Consultant”). The Compensation Consultant compared compensation to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. The companies in the selected group were not necessarily all the same size, but they generally were competitors with WRIT for both employees and business. The 15 companies were:

Brandywine Realty Trust	Federal Realty Investment Trust	Mack-Cali Realty Corp.

Camden Property Trust	First Industrial Realty Trust Inc.	Post Properties Inc.

Duke Realty Corporation	First Potomac Realty Trust	Regency Centers Corp.

EastGroup Properties Inc.	Home Properties Inc.	Saul Centers Inc.

Equity Residential	Liberty Property Trust	UDR, Inc.

The Compensation Consultant’s data compared the compensation of WRIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. Utilizing the data from the Compensation Consultant, the Compensation Committee determined 2008 base salary and total direct compensation levels, seeking to place the Chief Executive Officer and Executive Vice Presidents at no less than the median of companies in the NAREIT compensation survey and group of 15 public REITs. To accomplish this, the Compensation Committee increased base salary for these positions as noted below under “Base Salary,” which also resulted in an increase in short-term and long-term incentives because those awards are measured from base salary. For WRIT’s Senior Vice Presidents, the Compensation Committee determined them to be above the 75th percentile of companies in the NAREIT compensation survey and group of 15 public REITs. As a result, the Compensation Committee made no increase in compensation levels for these positions for 2008.

Compensation Program

The components of WRIT’s current executive compensation program consist of annual base salary, annual incentive compensation (short-term incentive plan), long-term equity incentive compensation (long-term incentive plan) and the defined contribution plan, deferred compensation and perquisites. Long-term equity incentive compensation for NEOs currently consists of grants of restricted share units and performance share units.

WRIT establishes the amount and mix of base and variable compensation in part by referencing, for each executive level and position, the prevalence of each element and the level of compensation that is provided in the market. WRIT considers market practices in light of its objective of having a performance-focused total compensation program. In addition, it considers the relative value of each executive management position to the achievement of WRIT’s overall business objectives and the relationships of pay across all executive positions.

Base Salary

WRIT views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the short-term incentive plan and long-term incentive plan, which express award opportunities as a percentage of base salary. WRIT views base salary as a primary component of executive compensation. Salary recommendations are reviewed and approved annually by the Compensation Committee. Base salaries, as discussed above, are determined by a comparison to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. Based on such comparison as described above, the Compensation Committee accepted the recommendation of the Compensation Consultant to increase the base salary of the Chief Executive Officer and the two Executive Vice Presidents for 2008. The final 2008 base salaries determined by the Compensation Committee were $425,000 for the Chief Executive Officer and $330,000 for each of the two Executive Vice Presidents. As noted above, the Compensation Committee made no increase in compensation levels for Senior Vice Presidents.

The Compensation Committee, in setting compensation programs, seeks to achieve an appropriate relationship between base salary, incentive compensation and other forms of compensation. Based on the fair value of equity awards granted to the NEOs in 2008 and the base salary of the NEOs, salary accounted for approximately 38% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 62% of the total compensation.

The Compensation Committee takes into account current financial performance when evaluating proposed salary budgets and future salary increases. The Compensation Committee considers current financial performance to be an important and necessary consideration in setting base salary even though financial performance is also taken into account, to a greater degree, in the payouts of short-term and long-term incentives.

Short-Term Incentives

General

The short-term incentive plan links pay to performance results and is intended to enable WRIT to attract and retain talented officers and provide an incentive to achieve objective annual performance targets.

The short-term incentive plan provides for the annual payment of cash bonuses. In 2008, bonuses paid under the plan were based upon WRIT’s achievement of its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). FFO per share is the most commonly accepted and reported measure of REIT operating performance. FFO is equal to a REIT’s net income, excluding gains or losses from sales of property, plus real estate depreciation. FFO per share and EBITDA were weighted 50% each in 2008. Actual results for the short-term incentive plan measures are compared to financial performance targets. Financial performance targets are proposed in the preceding year by management and evaluated and approved by the Board. In setting financial performance targets, the trustees review WRIT’s annual business plan as a starting point and consider the potential for achieving the business plan in setting financial performance targets. For 2008, the financial performance targets were set at $2.19 for FFO per share and $181,888,659 for EBITDA (which amounts reflect reductions to such targets made by the Compensation Committee during 2008 of $0.05 per share and $9,381,010, respectively, primarily to account for WRIT’s previously reported loss on extinguishment of debt upon settlement of its Mandatory Par Put Remarketed Securities in February 2008).

The combined financial performance results may then be adjusted, depending upon the condition of the market environment, in the event that WRIT significantly underperforms or outperforms its targets based on market factors unforeseen at the time the targets are set. The application of market factors is subject to the Compensation Committee’s discretion to recognize unique market conditions. Any payout under a negative growth scenario is subject to Board discretion. In addition, there is a discretionary override option when determining incentive payouts that allows the Board to adjust a payout upward or downward to recognize individual contributions to the organization. For 2008, the Compensation Committee noted that WRIT’s actual performance for FFO per share and EBITDA computed to 94.5% of target. Using its discretion, the Compensation Committee then adjusted the performance by 2% to 96.5% of target. The Compensation Committee made this adjustment to account for the extraordinary market conditions that existed in 2008 as the nation went into economic downturn. The Compensation Committee believes that management’s performance was exemplary in this difficult environment, noting that WRIT had significantly outperformed peer real estate companies on a total shareholder return basis as of the date of determination and had proactively strengthened its balance sheet by increasing credit facility availability and issuing equity at favorable prices through 2008.

For 2008, individual target awards were a percent of base salary for the Chief Executive Officer (100%), Executive Vice Presidents (75%), Senior Vice Presidents (65%) and Managing Directors (50%). Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals with a threshold award level of 50% of target incentive. Results of the two performance measures are combined and if actual performance is below 95% of target performance, no bonuses will be paid pursuant to the program. The maximum award can be earned if actual performance meets or exceeds 110% of target performance. The actual payout amounts for 2008 are presented in the Summary Compensation Table within this Proxy Statement.

Each December, at the request of the Compensation Committee, an internal audit is performed to review management’s calculations for the short-term and long-term incentive plans to confirm that they comply with the plan.

2009 Amendments to Short-Term Incentives

The Compensation Committee and Board amended the short-term incentive plan in February of 2009. Commencing in 2009, the short-term incentive plan will provide as follows:

•

The annual payment of cash bonuses will be based upon FFO per share, funds available for distribution (FAD) per share and the individual participant’s performance compared to target quantitative and qualitative measures for such participant. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight line rents, then adding (3) non-real estate depreciation and amortization and adding or subtracting the amortization of lease intangibles as appropriate. The FFO per share, FAD per share and individual target quantitative and qualitative measures will be weighted 50%, 30% and 20%, respectively.

•

In the case of FFO per share and FAD per share, these targets will be set annually by the Compensation Committee. In the case of individual target quantitative and qualitative measures, these targets will be set annually by the participant’s supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. At the end of each calendar year, the Compensation Committee will determine the percentage of actual FFO per share and FAD per share results achieved compared to target. As well, the participant’s supervisor or, in the case of the Chief Executive Officer, the Compensation Committee, will determine each participant’s actual performance compared to the target quantitative and qualitative measures for such participant.

•

The Compensation Committee will assess market changes in each particular year and may adjust the financial performance outcome measures accordingly. However, the plan provides that any adjustments by the Compensation Committee will in all cases be 5% or less (added or subtracted to the performance outcome) and will be applied in the discretion of the Compensation Committee.

•

Participants will be able to opt to defer receipt of a portion or all of their annual short-term incentive bonuses by electing to convert the bonus amount into restricted share units at the market value of Shares at the time of conversion. WRIT will match deferral elections with a grant of restricted share units equal to 25% of the restricted share units obtained by the deferral. The Shares subject to the restricted share units will cliff vest three years from the grant date.

Long-Term Incentives

General

WRIT considers long-term equity incentive compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive long-term incentive component is an integral part of WRIT’s overall executive compensation program. Beginning in 2007, WRIT’s long-term equity incentive compensation awards are made pursuant to the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan and are generally awarded in December of each year.

The Chief Executive Officer and other officers are eligible for a target award designed to deliver a targeted value consistent with the compensation philosophy. New awards subject to WRIT’s 2007 Omnibus Long-Term Incentive Plan will be granted each year. For 2008, long-term incentive targets were established as a percent of salary for the Chief Executive Officer (150%), Executive Vice Presidents (125%), Senior Vice Presidents (100%) and Managing Directors (75%). The compensation expense for the long-term incentive awards for 2008 is presented in the Summary Compensation Table within this Proxy Statement.

WRIT’s long-term equity incentive compensation consists of a mixture of performance share units (2/3) and restricted share units (1/3). WRIT believes that performance share units provide increased incentive to achieve identified performance goals and that restricted share units support WRIT’s goal of executives having an ownership position in WRIT while encouraging their long-term retention.

Restricted Share Units

Restricted share units provide plan participants with an underlying investment in Shares. Restricted share unit awards vest with the passage of time over five years, with 20% vesting on each anniversary of the date of the grant, provided the participant remains employed with WRIT. Restricted share units are converted to Shares and delivered to the participant after they fully vest. The vesting schedule is intended to promote retention since an NEO will likely consider the forfeiture of unvested restricted share units in weighing other employment opportunities. If a participant leaves for any reason other than death, disability, retirement, layoff or change in control before vesting, the unvested restricted share units are forfeited. A participant who dies, becomes disabled, retires, is terminated due to layoff or is employed upon a change in control of WRIT will become fully vested in the Shares upon the effective date of such events.

For unvested and vested restricted share units, an amount equal to the dividends granted on the Shares is paid in cash at the same time dividends on Shares are paid.

Performance Share Units

For performance share unit awards made in 2008, the number of performance share units to be delivered was a function of WRIT’s performance versus targeted FFO and EBITDA goals, subject to cliff vesting after a three year period. These measures were weighted 50% each and actual results for these measures were compared to targets. Performance targets are set on an annual basis. However, the plan is based on forward-looking cumulative performance over three years. Any payout under a negative growth scenario is subject to Board discretion.

In setting performance targets, the trustees review WRIT’s annual business plan as a starting point and consider the potential of achieving the business plan in setting performance targets. For 2008, the financial performance targets set for performance share unit awards were identical to the financial performance targets noted above under “Short-Term Incentives.”

Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals. Results of the two performance measures are first combined and if actual performance is below or equal to 90% of target performance, no incentives will be paid pursuant to the program. The maximum award can be earned if actual performance meets or exceeds 110% of target performance.

For 2008, the Compensation Committee noted that WRIT’s actual performance for FFO per share and EBITDA computed to 94.5% of target.

Performance share units are converted to Shares and delivered to the participant after the three-year performance period. An amount equal to the dividends granted on the Shares is paid in cash at the end of the performance period based on the Shares awarded.

2009 Amendments to Long-Term Incentives

In February of 2009, the Compensation Committee and Board amended the long-term incentive plan. The amendments provide as follows, commencing with respect to long-term incentive plan awards granted in 2009:

•

Long-term incentive targets will be established as a percentage of salary for the Chief Executive Officer (200%), Executive Vice Presidents (150%), Senior Vice Presidents (100%) and Managing Directors (75%).

•

The number of performance share units delivered will be a function of (a) WRIT’s performance versus targeted FFO per share for each year over the three-year performance period and (b) WRIT’s total shareholder return (“TSR”) over the three-year performance period in comparison to 25 peer group companies selected by the Compensation Committee. In order to measure TSR, the Compensation Committee elected to use a broader peer group than the 15-company peer group selected for compensation comparison purposes. The Compensation Committee believes the broader 25-company peer group will create better comparability to the full range of competitive investment choices available to REIT investors. The measures will be weighted FFO per share (67%) and TSR (33%). Each of the three FFO per share performance targets in the three-year performance period will continue to be set on an annual basis by the Compensation Committee. TSR will be determined for WRIT and the peer group companies at the conclusion of the three-year performance period. It will be calculated as the quotient obtained by dividing (i) sum of (A) the difference between ending share price and beginning share price and (B) dividends paid by (ii) beginning share price.

•

The Compensation Committee will have sole discretion to increase or decrease the payout levels on FFO per share-based performance share units (but not TSR-based performance share units) by amounts not to exceed 20%. This discretion of the Compensation Committee is intended to allow it to respond to unforeseen opportunities and challenges that may arise during the performance period.

•

In addition, at the conclusion of each three-year performance period, the Compensation Committee will have sole discretion to award additional restricted share units (each vesting one year from the date of grant) to a participant up to a maximum value equal to 10% of the total performance share unit target award for such participant. These restricted share units will be issued if the Compensation Committee determines that extraordinary market conditions have negatively impacted WRIT’s performance for the three-year performance period.

The mixture of performance share units (2/3) and restricted share units (1/3) within each award under the long-term incentive compensation plan will remain unchanged.

Retirement, Deferred Compensation and Perquisites

Supplemental Executive Retirement Plan

Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by WRIT’s qualified retirement programs, WRIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. In November 2005, the Board approved the establishment of a SERP for the benefit of the NEOs, other than the former Chief Executive Officer. This is a defined contribution plan under which, upon a participant’s termination of employment from WRIT for any reason other than death, discharge for cause or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant’s accrued benefit times the participant’s vested interest. A participant’s benefit accrues over years of service as we make contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.

We account for this plan in accordance with EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested and SFAS No. 115, Accounting for Certain

Investments in Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2008, 2007 and 2006, WRIT recognized current service cost of $311,000, $245,000 and $269,000, respectively.

Deferred Compensation Plan

Beginning in 2007, WRIT adopted a new plan that allows officers to voluntarily defer salary and short-term incentive awards. Salary deferrals will be credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. Short-term incentive awards are deferred in the deferred compensation plan as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. Short-term incentive deferrals and matching contributions will increase and decrease in value as the Shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from WRIT, (iii) the participant’s death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The plan is unfunded and payments are to be made out of the general assets of WRIT.

Perquisites

NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition, the NEOs are provided with supplemental life insurance and some are granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable WRIT to attract and retain key employees. For information on benefits and perquisites, see footnotes to Summary Compensation Table.

Change In Control Termination Agreements

The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a change in control (as defined in these agreements). The basic rationale for such change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.

The termination benefits payable in connection with a change in control require a “double trigger” – which means that (a) there is a “change in control” (as that term is defined in the NEO’s change in control agreement) and (b) after the change in control, the covered NEO’s employment is “involuntarily terminated” but not for “cause” (as both terms are defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO’s agreement). A double trigger was selected to enhance the likelihood that an executive would remain with WRIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.

The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. All of the change in control agreements require that the NEO’s employment with WRIT or its successor be involuntarily terminated by WRIT or its successor not for cause or by the NEO for “good reason” (as that term is defined in the agreement), and that such termination occur within the 24 or 36 months of the change in control. The formula is as follows:

A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

• Chief Executive Officer	36 months
• Executive Vice Presidents	24 months
• Senior Vice Presidents	24 months

B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive compensation received during the three years prior to the involuntary termination.

C. WRIT will pay the full cost to continue coverage under WRIT’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time NEO receives salary continuation up to a maximum of 18 months or until NEO obtains other comparable coverage, whichever is sooner.

D. Immediate vesting in all unvested Share grants, restricted share units and performance shares units granted to NEO under WRIT’s long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

E. If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. The intention is to place the NEO in the same position for federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to the NEO.

For detailed information on these payments, see “Potential Payments Upon Change of Control” on page 22.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the public company’s NEOs. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). WRIT believes that the benefits under its short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). WRIT also believes that it must maintain the flexibility to take actions which it deems to be in the best interests of WRIT but which may not qualify for tax deductibility under Section 162(m).

Share Ownership Guidelines

The Compensation Committee believes that WRIT’s executive officers should maintain a meaningful equity interest in WRIT through ownership of Shares that they acquire either with their own funds, or by retaining restricted Shares that have vested rather than disposing of such Shares. Share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. However, because of income tax payments due upon vesting, potential economic risks, and investment diversification reasons, WRIT does not impose formal Share ownership guidelines that require such holdings by the NEOs and uses a good faith effort approach.

Overview of Corporate Governance with Respect to Compensation Matters

Responsibilities

The Compensation Committee is responsible for recommending to the Board an overall executive total remuneration policy. The primary responsibilities of the Compensation Committee are to ensure this policy will take into account the appropriateness and competitiveness of each component of executive compensation, to make recommendations to the Board on employee compensation and benefit plan matters and to produce an annual report on executive compensation for inclusion in WRIT’s proxy statement, in accordance with applicable rules and regulations.

Committee Composition

The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined in WRIT’s Corporate Governance Guidelines, which follow the independence standards set by the New York Stock Exchange).

Committee Charter

The current charter (“Charter”) of the Compensation Committee was adopted on February 20, 2003 and was revised on September 13, 2005, March 23, 2007 and December 12, 2008. A copy of the Charter can be found on our website at www.writ.com. Among other matters, the Charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and executive compensation.

Chief Executive Officer Compensation

The Compensation Committee has the authority to recommend for approval to the independent members of the Board the Chief Executive Officer’s compensation level based on the Compensation Committee’s annual performance evaluation of the Chief Executive Officer. In evaluating the long-term incentive component of Chief Executive Officer compensation, the Compensation Committee considers WRIT’s performance under the long-term incentive plan and the value of similar incentive awards to Chief Executive Officers at comparable organizations.

Compensation Committee Meetings

The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to directly discuss all executive compensation issues without members of management being present. During 2008, six Compensation Committee meetings were held.

Engagement and Use of Independent Executive Pay Consultants

Selection and Engagement

The Compensation Committee has the authority to select and engage compensation consulting firms independently from any control or influence by management. The Compensation Committee currently has selected and engaged the Hay Group, a leading human resource and compensation consulting firm, as its Compensation Consultant and independent advisor with respect to executive compensation. Pursuant to the Charter, the decision to retain a Compensation Consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and the Compensation Consultant works at the direction of the Compensation Committee.

Chair Works Directly with Consultants

The Compensation Committee Chair works directly with the Compensation Consultant to determine the scope of the work needed to be performed by the Compensation Consultant to assist the Compensation Committee in its decision making processes. For example, the Compensation Consultant meets with the Chair of the Compensation Committee to review issues and gain input on plan design and alternatives. In this process, the Compensation Consultant also interacts with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and other senior management to facilitate the development of WRIT’s executive compensation strategies and approach to determining compensation levels.

Competitive Analysis

The Compensation Consultant prepares and updates the Compensation Committee with competitive pay analyses regarding both the broader market (including the NAREIT survey) and a group of REITs selected with input from the Compensation Consultant and advises the Compensation Committee on issues relating to the level and design of compensation programs for the executive officers and senior management. The Compensation

Consultant attends Compensation Committee meetings and, upon request by the Compensation Committee, also attends the Compensation Committee’s executive sessions to present and discuss market data, program design alternatives and to provide advice and counsel regarding decisions facing the Compensation Committee. In addition, with the agreement and approval of the Compensation Committee, the Compensation Consultant also provides separate advisory services to WRIT’s management team on broad-based compensation issues.

Role of Executives in Establishing Compensation

The Compensation Committee believes that having the input of management is important to the overall effectiveness of WRIT’s executive compensation program. The Compensation Committee believes that even the best advice of a Compensation Consultant or other advisors must be combined with the input of senior management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary and the Executive Vice President and Chief Financial Officer are the members of senior management who interact most closely with the Compensation Committee. These three individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with WRIT’s business and people strategies. They provide feedback and insights into how well WRIT’s compensation programs and practices appear to be working. In addition, the Chief Executive Officer, Executive Vice President - Accounting, Administration and Corporate Secretary, and the Executive Vice President and Chief Financial Officer regularly attend Compensation Committee meetings to participate in the presentation of materials and discussion regarding compensation issues.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to WRIT that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Edward S. Civera, Compensation Committee Member

John M. Derrick, Compensation Committee Chairman

Terence C. Golden, Compensation Committee Member

Thomas Edgie Russell, III, Compensation Committee Member

Wendelin A. White, Compensation Committee Member

Compensation Tables

Summary Compensation Table

The Summary Compensation Table shows the compensation paid or awarded to each of the NEOs for the fiscal year ended December 31, 2008. WRIT does not have an employment agreement with any of the NEOs.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
George F. McKenzie	2008	425,000	530,842	276,250	112,413	1,344,505
President and Chief Executive Officer	2007	370,000	994,327	520,390	84,921	1,969,638
	2006	353,333	273,777	364,842	84,931	1,076,883

Laura M. Franklin	2008	330,000	374,082	160,875	54,343	919,300
Executive Vice President - Accounting, Administration and Corporate Secretary	2007	282,000	644,058	313,608	44,203	1,283,869
	2006	260,700	207,837	222,790	41,281	732,608

Sara L. Grootwassink (4)	2008	330,000	263,780	160,875	44,801	799,456
Executive Vice President and Chief Financial Officer	2007	282,000	635,124	313,608	40,091	1,270,823
	2006	260,700	213,437	222,790	37,913	734,840

Michael S. Paukstitus (5)	2008	275,000	60,945	116,188	55,624	507,757
Senior Vice President, Real Estate	2007	173,990	80,080	—	28,723	282,793

Thomas L. Regnell	2008	275,000	262,263	116,188	58,600	712,051
Senior Vice President, Acquisitions	2007	235,250	456,191	198,522	52,087	942,050
	2006	215,270	191,472	141,533	48,736	597,011

(1)

The amounts reported in Column (e) above reflect the aggregate dollar amounts recognized for Share awards for financial statement reporting purposes with respect to 2008, 2007 and 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No Share awards granted to NEOs were forfeited during 2008, 2007 or 2006. The amounts reported in Column (e) for 2008 also include compensation expenses associated with the matching share awards under the deferred compensation plan as follows: $9,182, for Mr. McKenzie; and $838, for Ms. Franklin. The amounts reported in Column (e) for 2007 include compensation expenses associated with 2006 performance Share awards that are now considered probable of achievement as follows: $180,566, for Mr. McKenzie; $101,486, for Ms. Franklin; $101,486, for Ms. Grootwassink; $0, for Mr. Paukstitus; $63,264, for Mr. Regnell. For a discussion of the methodologies used to calculate the amounts reported in Column (e), please see the discussion of the long-term incentive plan contained in the Compensation Discussion and Analysis section of the Proxy Statement.

(2)

The NEOs’ non-equity incentive plan compensation for 2008, 2007 and 2006, which is reported in this table, was determined by the Compensation Committee at its December 12, 2008, December 14, 2007 and December 13, 2006 meetings, respectively. For 2008, 80% was paid shortly after the meetings with the remaining 20% paid out in February 2009. For 2007 and 2006, 90% was paid shortly after the meetings with the remaining 10% paid out in February of the next calendar year. The payments were recorded as expenses for the year to which they relate. Refer to the Non-Qualified Deferred Compensation table for information with respect to deferral elections made by Mr. McKenzie and Ms. Franklin with respect to portions of their non-equity incentive plan compensation for 2008.

(3)

For 2008, the amounts shown in Column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $6,900, $13,738 and $89,882, respectively, for Mr. McKenzie; $793, $6,900, $3,750 and $42,900, respectively, for Ms. Franklin; $545, $6,900, $6,000 and $31,356, respectively, for Ms. Grootwassink; $0, $6,900, $6,100 and $42,624,

respectively, for Mr. Paukstitus; and $1,590, $6,900, $6,106 and $44,004, respectively, for Mr. Regnell. For 2007, the amounts shown in Column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $6,750, $13,738 and $62,540, respectively, for Mr. McKenzie; $793, $6,750, $0 and $36,660, respectively, for Ms. Franklin; $545, $6,750, $6,000 and $26,796, respectively, for Ms. Grootwassink; $0, $0, $3,859 and $24,864, respectively, for Mr. Paukstitus; and $1,590, $6,750, $6,106 and $37,641, respectively, for Mr. Regnell. For 2006, the amounts shown in Column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $6,600, $13,738 and $62,700, respectively, for Mr. McKenzie; $793, $6,600, $0 and $33,888, respectively, for Ms. Franklin; $545, $6,600, $6,000 and $24,768, respectively, for Ms. Grootwassink; and $1,590, $6,600, $6,106 and $34,440, respectively, for Mr. Regnell.

(4)	As previously reported, Ms. Grootwassink resigned as Executive Vice President and Chief Financial Officer on March 2, 2009.

(5)	Mr. Paukstitus joined WRIT on May 14, 2007.

Grants of Plan-Based Awards

The following table presents information regarding restricted share unit and performance share unit awards granted to the NEOs during 2008 under WRIT’s long-term incentive and deferred compensation plans.

(a)	(b)	(f)	(g)	(h)	(i)	(l)
Name	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
George F. McKenzie	12/31/2008	—	—	—	87 (3)	2,462
	12/12/2008	—	—	—	9,100 (4)	237,055
	12/14/2007	0	18,600	37,300	—	565,626

Laura M. Franklin	12/31/2008	—	—	—	88 (3)	2,490
	12/12/2008	—	—	—	5,900 (4)	153,695
	12/14/2007	0	12,100	24,100	—	367,961

Sara L. Grootwassink	12/14/2007	0	12,100	24,100	—	367,961

Michael S. Paukstitus	12/12/2008	—	—	—	3,900 (4)	101,595
	12/14/2007	0	8,000	16,100	—	243,280

Thomas L. Regnell	12/12/2008	—	—	—	3,900 (4)	101,595
	12/14/2007	0	8,000	16,100	—	243,280

(1)	The potential amount of the performance based grants are determined in December of the previous year.

(2)

NEOs participate in WRIT’s long-term incentive plan which awards Shares based on our achievement of targets for FFO per share and EBITDA. The performance measures are weighted 50% each and are set on an annual basis, but the plan is based on forward-looking cumulative performance over three years. Actual payouts can range from 0% to a maximum of 200% of the target award based on the performance relative to goals. Results of the two performance measures are first combined and if actual performance is below or equal to 90% of target performance, no incentives will be paid pursuant to the program, and the maximum award will be paid if actual performance meets or exceeds 110% of target performance. Any payout under a negative growth scenario is subject to Board discretion.

(3)	Amounts represent employer matching contribution Shares in connection with 2008 deferral elections under the deferred compensation plan.

(4)

Amounts represent service-based restricted share units that vest over five years, with 20% vesting on each anniversary of the date of the grant. For unvested and vested restricted share units, an amount equal to the dividends granted on the Shares is paid in cash at the same time dividends on Shares are paid.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2008, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Values				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George F. McKenzie (1)	37,553	21.344	12/14/2010	27,979	791,806	26,800	758,440
	28,876	24.845	12/16/2011
	20,675	25.610	12/15/2012

Laura M. Franklin (2)	3,485	21.344	12/14/2010	18,720	529,776	17,100	483,930
	4,025	24.845	12/16/2011
	15,493	25.610	12/15/2012

Sara L. Grootwassink (3)	0			12,378	350,297	17,100	483,930

Michael S. Paukstitus (4)	0			5,580	157,914	10,400	294,320

Thomas L. Regnell (5)	0			12,677	358,759	10,600	299,980

(1)

Mr. McKenzie’s Share awards listed in Column (g) vest according to the following schedule: 2,089 Shares vest in full on 3/11/09; 860 Shares vest in full on 12/14/09; 553 Shares vest ratably over 3 years on 2/16/09, 2/16/10 and 2/16/11; 6,793 Shares vest in full on 5/15/09; 2,580 Shares vest ratably over 3 years on 12/13/09, 12/13/10 and 12/13/11; 5,040 Shares vest ratably over 4 years on 12/14/2009, 12/14/2010, 12/14/2011 and 12/14/2013; 9,100 Shares vest ratably over 5 years on 12/12/09, 12/12/10, 12/12/11, 12/12/12 and 12/12/12; 877 Shares cliff vest in 2 years on 12/31/2010 and 87 Shares cliff vest in 3 years on 12/31/2011. The performance share units listed in Column (i) cliff vest based on a 3 year performance period; 11,500 of the Shares vest on 12/31/09 and 15,300 of the Shares vest on 12/31/10.

(2)

Ms. Franklin’s Share awards listed in Column (g) vest according to the following schedule: 1,592 Shares vest in full on 3/11/09; 642 Shares vest in full on 12/14/09; 358 Shares vest ratably over 3 years on 2/16/09, 2/16/10 and 2/16/11; 5,500 Shares vest in full on 5/15/09; 1,440 Shares vest ratably over 3 years on 12/13/09, 12/13/10 and 12/13/11; 3,120 Shares vest ratably over 4 years on 12/14/2009, 12/14/2010, 12/14/2011 and 12/14/2012; 5,900 Shares vest ratably over 5 years on 12/12/09, 12/12/10, 12/12/11, 12/12/12 and 12/12/13; 80 Shares cliff vest in 2 years on 12/31/2010 and 88 Shares cliff vest in 3 years on 12/31/2011. The performance share units listed in Column (i) cliff vest based on a 3 year performance period; 7,200 of the Shares vest on 12/31/09 and 9,900 of the Shares vest on 12/31/10.

(3)

Ms. Grootwassink’s Share awards listed in Column (g) were originally set up to vest according to the following schedule (but this vesting schedule was revised as set forth in the last sentence of this footnote 3): 1,388 Shares vest in full on 3/11/09; 572 Shares vest in full on 12/14/09; 358 Shares vest ratably over 3 years on 2/16/09, 2/16/10 and 2/16/11; 5,500 Shares vest in full on 5/15/09; 1,440 Shares vest ratably over

3 years on 12/13/09, 12/13/10 and 12/13/11; and 3,120 Shares vest ratably over 4 years on 12/14/2009, 12/14/2010, 12/14/2011 and 12/14/2012. The performance share units listed in Column (i) were originally set up to cliff vest based on a 3 year performance period; 7,200 of the Shares vest on 12/31/09 and 9,900 of the Shares vest on 12/31/10 (but these awards will be forfeited as set forth in the last sentence of this footnote 3). Ms. Grootwassink’s (i) restricted share and restricted share unit awards previously scheduled to vest after December 31, 2008 vested upon her resignation date on March 2, 2009 and (ii) performance share unit awards based in whole or in part on performance after December 31, 2008 did not vest and were forfeited.

(4)

Mr. Paukstitus’s Share awards listed in Column (g) vest according to the following schedule: 1,680 Shares vest ratably over 4 years on 12/14/09, 12/14/10, 12/14/11 and 12/14/12 and 3,900 Shares vest ratably over 5 years on 12/12/09, 12/12/10, 12/12/11, 12/12/12 and 12/12/13. The performance share units listed in Column (i) cliff vest based on a 3 year performance period; 3,800 of the Shares vest on 12/31/09 and 6,600 of the Shares vest on 12/31/10.

(5)

Mr. Regnell’s Share awards listed in Column (g) vest according to the following schedule: 1,523 Shares vest in full on 3/11/09; 405 Shares vest in full on 12/14/09; 227 Shares vest ratably over 3 years on 2/16/09, 2/16/10 and 2/16/11; 3,882 Shares vest in full on 5/15/09; 900 Shares vest ratably over 3 years on 12/13/09, 12/13/10 and 12/13/11; 1,840 Shares vest ratably over 4 years on 12/14/2009, 12/14/2010, 12/14/2011 and 12/14/2012 and 3,900 Shares vest ratably over 5 years on 12/12/09, 12/12/10, 12/12/11, 12/12/12 and 12/12/13. The performance share units listed in Column (i) cliff vest based on a 3 year performance period; 4,000 of the Shares vest on 12/31/09 and 6,600 of the Shares vest on 12/31/10.

Option Exercises and Stock Vested

The following table shows information concerning the exercise of options during 2008 by each of the NEOs and the value realized on Share awards that vested in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

George F. McKenzie	2,205	17,835	10,587	334,432

Laura M. Franklin	500	6,511	7,763	248,004

Sara L. Grootwassink	13,815	154,935	7,308	233,925

Michael S. Paukstitus	0	0	420	10,941

Thomas L. Regnell	0	0	5,667	182,485

Non-Qualified Deferred Compensation

The following table presents information regarding the contributions to and earnings on the NEOs’ deferred compensation balances during 2008 and also shows the total deferred amounts for the NEOs as of December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY (1) ($)	Registrant Contribution in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
George F. McKenzie	26,860	0	1,435	0	157,536

Laura M. Franklin	10,000	0	0	0	20,000

Sara L. Grootwassink	0	0	0	0	0

Michael S. Paukstitus	0	0	0	0	0

Thomas L. Regnell	0	0	0	0	0

(1)

Amounts shown reflect the portion of the NEO’s 2008 salary and non-equity incentive plan compensation which the NEO elected to defer into the deferred compensation plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column (f) have been reported either as salary or non-equity incentive plan compensation in the Summary Compensation Table of our Proxy Statement for previous years, other than the component of the year-end balances that represents earnings.

(2)	Does not include employer matching contribution Share award pursuant to deferred compensation plan. See Grants of Plan-Based Awards table at footnote 5.

Potential Payments Upon Change Of Control

WRIT has entered into change in control agreements with the NEOs which entitle them to continuation of compensation and other benefits if WRIT is subject to a change in control, the NEO’s employment with WRIT or its successor is terminated by WRIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.

Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive compensation received during the three years prior to the involuntary termination.

3.

Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until employee obtains other comparable coverage, whichever is sooner.

4.

Immediate vesting in all unvested Share grants, restricted share units and performance share units granted to NEO under WRIT’s long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the NEOs and the estimated amounts they would have become entitled to under their change in control agreements had their employment with WRIT terminated on December 31, 2008 under the circumstances described above.

Name of NEO	2008 Base Salary ($)	3 Year Average of Short-term Incentive Compensation ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1) (2) ($)
George F. McKenzie	425,000	387,161	812,161	36	1,551,616	3,988,099
Laura M. Franklin	330,000	232,424	562,424	24	1,013,831	2,138,679
Sara L. Grootwassink	330,000	232,424	562,424	24	424,628	1,549,476
Michael S. Paukstitus	275,000	116,188	391,188	24	499,808	1,282,184
Thomas L. Regnell	275,000	152,081	427,081	24	658,739	1,512,901
			TOTAL:			$10,471,339

(1)	The cost of COBRA continuation benefits have not been included in the total change in control benefit amount, as the value would not be material.

(2)

If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. No amounts have been included in the total change in control benefit amount to account for any such gross-up payments.

Compensation Committee Interlocks and Insider Participation

The Board determined executive compensation for 2008. The Compensation Committee, composed of Chairman Derrick, Messrs. Civera, Golden and Russell, and Ms. White, was responsible for making recommendations to the Board with respect to compensation decisions. There are no Compensation Committee interlocks and no WRIT employee serves on the Compensation Committee.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Board maintains an Audit Committee, currently comprised of five of WRIT’s independent trustees. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies Section 303A of the New York Stock Exchange’s listed company manual. The Audit Committee oversees WRIT’s financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of WRIT’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of WRIT’s internal controls over financial reporting.

The Audit Committee discussed with WRIT’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WRIT’s internal controls and the overall quality of WRIT’s financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of WRIT’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and WRIT. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in WRIT’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE AUDIT COMMITTEE

Edward S. Civera, Audit Committee Member

Terence C. Golden, Audit Committee Member

John P. McDaniel, Audit Committee Member

Charles T. Nason, Audit Committee Chairman

Thomas Edgie Russell, III, Audit Committee Member

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to WRIT for the year ended December 31, 2008 by WRIT’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant’s independence.

	2008	2007	Explanatory Notes
Audit Fees	$1,073,425	$1,060,500	(a), (c)
Audit-Related Fees	0	85,000	(b), (d)
Tax Fees	129,530	58,430	(b), (e)

Total Fees	$1,202,955	$1,203,930

a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

b)	Includes fees and expenses for services rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

c)

Audit fees include the annual audit fee and fees for reviews of the offering memorandums, performance of comfort procedures, and issuance of comfort and bring down letters. Also, includes the review of acquisition Form 8-Ks.

d)	Fees for professional services rendered in connection with accounting software system implementation and the implementation of FIN 48.

e)	Fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

PROPOSAL 1:

ELECTION OF TRUSTEES

Messrs. John M. Derrick, Jr, Charles T. Nason and Thomas Edgie Russell, III stand for election as trustees at the Annual Meeting, to serve for a term of three years. It is intended that the proxies given to the persons named in the accompanying Proxy (unless otherwise indicated on such Proxy) will be voted for the election of Messrs. Derrick, Nason and Russell. Messrs. Derrick, Nason and Russell currently serve as trustees. If any of Messrs. Derrick, Nason and Russell were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy will have discretionary authority to vote pursuant to the Proxy for a substitute nominee nominated by the Board.

The election of the trustees requires the affirmative vote of the holders of a majority of the shares.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. DERRICK, NASON AND RUSSELL.

PROPOSAL 2:

RATIFICATION OF AUDITOR

The firm of Ernst & Young LLP served as WRIT’s independent registered public accounting firm for 2008. The Audit Committee has appointed Ernst & Young LLP as WRIT’s independent registered public accounting firm for 2009.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the shareholders entitled to vote. If this appointment is not ratified, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of WRIT and its shareholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WRIT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that trustees, executive officers and persons who own more than 10% of the Shares file initial reports of ownership of the Shares and changes in such ownership with the SEC. To WRIT’s knowledge, based solely on a review of copies of forms submitted to WRIT during and with respect to 2008 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2008.

Annual Report

WRIT’s 2008 Annual Report to Shareholders is being mailed to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.

Code of Ethics

WRIT has adopted a code of ethics that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.writ.com. A copy of the code is also available upon written request. WRIT intends to post on our website any amendments to, or waivers from, a provision of the Code of Ethics promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

WRIT has adopted Corporate Governance Guidelines. The Guidelines, as well as the Committee Charters, are available on our website, www.writ.com, and upon written request.

Solicitation of Proxies

Solicitation of Proxies may be made by mail, personal interview, telephone or other means by officers, trustees and regular employees of WRIT for which they shall receive no compensation in addition to their normal compensation. WRIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Shares that those companies or persons hold of record. WRIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by WRIT.

2010 Annual Meeting

Shareholders may present proposals to be considered for inclusion in the Proxy Statement relating to the 2010 Annual Meeting, provided they are received by WRIT no later than December 8, 2009 and are in compliance with applicable laws and SEC regulations.

Shareholder proposals to be brought before any meeting of shareholders or nominations of persons for election as a trustee at any meeting of shareholders must be made pursuant to timely notice in writing to the Corporate Secretary. The notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in the rules of the SEC and WRIT’s Bylaws. The presiding officer of the meeting will refuse to acknowledge any proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

April 7, 2009

WRIT

WASHINGTON

REAL ESTATE

INVESTMENT

TRUST

000004

MR A SAMPLE

DESlGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Cl23456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 am., Central Time, on May 18, 2009.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/wre

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 CO123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Trustees recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of three Trustees: For Withhold For Withhold For Withhold

01 - Mr. John M. Derrick, Jr. 02 - Mr. Charles T. Nason 03 - Mr. Thomas Edgie Russell, III

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2009.

3. Such other matters as may come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. NOTE: SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

3 1 A V 0 2 1 3 1 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 011D5A

IF YOU HAVE NOT YET VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

WRIT

WASHINGTON

REAL ESTATE

INVESTMENT

TRUST

Proxy — Washington Real Estate Investment Trust

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of Washington Real Estate Investment Trust appoints George F. McKenzie and Laura M. Franklin with full power of substitution, as proxy to vote all shares of the undersigned in Washington Real Estate Investment Trust at the Annual Meeting of Shareholders to be held on May 18, 2009, and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting.

PROXIES WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINATED TRUSTEES AND “FOR” PROPOSAL 2.

(Continued and to be voted on reverse side.)